Exhibit 99.1

Conference Call Transcript

VLCY.PK - Voyager Learning Company First Half 2008 Business Update Conference Call

Event Date/Time: Aug. 07. 2008 / 4:00PM ET CORPORATE PARTICIPANTS

Brad Almond
 Voyager Expanded Learning- CFO

Ron Klausner
 Voyager Expanded Learning - President

CONFERENCE CALL PARTICIPANTS

Neil Weiner
 Foxhill Capital - Analyst

Doug Bafelio
 Invesco - Analyst

Jonathan Mulg
 Bright Point Capital - Analyst

PRESENTATION

Operator

Good afternoon, everyone, welcome to the Voyager Learning Company first half 2008 conference call. I will now turn the call over to Mr. Brad Almond.

Brad Almond - Voyager Expanded Learning - CFO

Thank you, operator. My name is Brad Almond and I'm the Chief Financial Officer of Voyager Expanded Learning, the operating unit of Voyager Learning Company. With me today on the call is Ron Klausner, President of Voyager Expanded Learning. I will cover the corporate items today along with the operating results and address questions on the corporate items. A transcript and webcast of today's call will be available on the Company's corporate website, voyagercompany.com. Please note that statements will be made on today's call which are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from the statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the Company with the SEC. Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the attachment to the transcript from this call, which will be filed later today or tomorrow as a form 8-K with the SEC and posted on the Company's website.

The information presented today is based on our preliminary and unaudited results for the first six months ended June 30, 2008. And comparisons will be made to preliminary and unaudited information for the six months ended June 30th, 2007. Because this information is unaudited, it is considered preliminary and is therefore subject to change. On today's call we will first discuss certain information issued in our press release dated July 22nd, 2008, regarding corporate developments. Then Ron Klausner will comment on the business and recent market trends and our operating business and I will close with prepared remarks -- I will close our prepared remarks with summary financial information for the first six months of the year for our operating business and the overall cash outlook for the Company as a whole. Following these prepared comments we will take questions as time allows. With that, let's begin.

There have been three major hurdles to the Company's objectives to fully transition the corporate office to Dallas and resolve legacy issues. The three are: one, becoming current in our SEC filings; two, the SEC enforcement action; and three, the class action securities lawsuit. To a lesser degree there's a fourth item with the derivative lawsuit. As we announced on July 22nd, we have taken a substantial and positive step forward in putting two of the three hurdles behind us with the announced settlements of the class action lawsuit and the SEC enforcement action. As we announced on July 22nd, the Company has reached an agreement in principle to settle the consolidated shareholder securities action lawsuit filed against it and certain officers and directors. Under the terms of the agreement the Company will pay approximately $5 million in fees in settlement amounts. While the Company has agreed to contribute $5 million, the balance and majority of the settlement will be funded by insurance. The $5 million represents an amount agreed in principle between the Company and our insurance carriers as an amount we would contribute to satisfy all remaining litigation associated with the restatement activities. The settlement is subject to completion of a stipulation and agreement of settlement to be signed by the parties. Preliminary and final court approval and participation of a sufficient percentage of the putative class is required. There is no assurance that a filed stipulation and agreement of settlement will be completed. Court approval will be obtained or putative class membership participation will be sufficient.

Also an announced on July 22nd, 2008, the Securities and Exchange Commission filed a settled enforcement action against the Company. We discussed the details of that settlement on the press release. As an update, the court signed the proposed settlement on July 28th, 2008. No monetary penalty was imposed and the settlement resolved fully the previously disclosed SEC investigation of the Company's restatement. For reasons I am sure most of you will understand, we will not be able to say any more about the SEC settlement and the class action memorandum of understanding other than what was just summarized. In the area of the SEC filings and financial preparations, we have been primarily focused on filing the 2006 10-K and related 10-Qs. Simultaneously, we have been progressing with the 2007 audit in order to be in a position to file the 2007 10-K soon after 2006 is filed. These efforts are moving ahead, but have been slower going than we would like and have taken longer than we have projected.

As a reminder of the multiple pieces of this effort to be current in our filings, KPMG is auditing our consolidated results for 2006, with McGladrey & Pullen have audited the progress information and learning stand-alone results for 2006 and Whitley Penn is auditing consolidated results for 2007 and has been engaged for the 2008 audit. All of this with limited financial staff resources to spread across these initiatives means we prioritize and elected to hold off on a first quarter conference call in favor of the first half call that we're having today. With that said, when we last provided an update via our July 22nd press release, we anticipated that we would file our 2006 10-K by July 30, 2008. We have obviously slipped from that target. We're in the final stages of preparation for the release of the 2006 10-K and expect to have it filed before the end of this month. We expect to file our 2007 10-K approximately 4 to 6 weeks after the filing of the 2006 10-K. We have been preparing the 2007 results and audit work in parallel with 2006 efforts and such work has been progressing very well to date. The Company continues to have a small corporate staff in Ann Arbor that is now down to eight full-time staff with temporary and external accounting help. This team is focused on 2006 filings and tax work. The 2007 and 2008 work is being coordinated from Dallas where the corporate functions have been relocated.

The recent settlements with the SEC and the class action lawsuit as well as progress on our 2006 and 2007 audits, and the transition of our corporate headquarters to Dallas, means we have made significant progress putting our 2006 problem behind us. Looking forward this is very encouraging, as we can see the point where our efforts and our expenditures to deal with these problems are tailing off and where they will eventually cease so that our resources can be fully devoted to the business of building value in the education market. With that, I would now like to turn things over to Ron Klausner, President, Voyager Expanded Learning. Ron will provide business comments and context for our operations in the first half and an update on market conditions. Following Ron's comments, I will return and provide financial results for the first half. Lastly, I will provide projected year-end cash position and how these different items along with expected operating results -- operating cash flows impact our cash outlooks.

Ron Klausner - Voyager Expanded Learning - President

Thank you, Brad, and thanks for joining us today. I'd like to share recent business developments before turning it back to Brad to go over financial results, and then we'll open it up to questions. In the first half of the year there have been several positive developments, as well as a number of challenges we faced. The net effect is that we experienced flat shipments for the first six months in 2008 relative to the first six months of 2007. However, during the course of the first six months, our product mix has shifted toward products with deliverables that are deferred or spread out over time with the consequence being that first half 2008 shipments have generated a higher percentage of deferred revenue compared to last year. That in turn has meant lower revenue for the period relative to last year on essentially flat volume and flat cash receipts. Brad will go into more detail regarding the year-over-year comparisons.

I want to spend a little time qualitatively discussing the positive developments and challenges we are facing. First the challenges. Challenge one; we finished the period $2.3 million below the prior year in summer school sales. Local education agencies or known as LEAs are facing difficult budget issues, and we are starting to see it affect sales. In response to budget difficulties schools reduced summer school purchases, as it is relatively easy for local districts and schools to create their own curriculum or cobble existing product to use as their summer school program in times of budget need. While the environment has become more difficult, the level of customer satisfaction for our summer capabilities is very high and we remain the leader in summer literacy intervention due to our student engagement, ease of teacher use and student results.

Challenge two; sales of Vmath have been lower than projected. In many ways we are trying to create an intervention market without a funding mandate. We are seeing many LEAs become increasingly reluctant to introduce new initiatives due to budgetary issues, and this has resulted in lower growth for Vmath than we projected earlier in the year. On the positive side, we believe our redesigned Vmath product, which is being released as we speak, is much stronger in enabling children to gain foundational and conceptual skills, and that as a result math buyers will respond favorably to the new version of Vmath. Even though we've been disappointed that Vmath has not met our growth projections this year, I would like to note that the product has been a great success from a financial perspective, as it cost $3 million to develop, while in 2007 alone we realized $8.5 million in sales with a margin contribution of almost $6 million. Challenge three; the results of our adoption efforts in Alabama and Oklahoma have been worse than anticipated. In both states the adoption calls have been primarily for core reading programs. We do not have a core reading product that is competitive with the big, basal providers, K5 programs. And there has been little focus on intervention in either state's adoption call. So we have struggled to achieve the sale we anticipated. We are down in Oklahoma and Alabama combined for our curriculum products by $1.6 million for the first half of '08 compared to the first half of '07.

Now positives; Positive one, Voyager Passport has returned to growth versus two years in decline with high single-digit growth through June this year versus prior year. The new version has been very well received and the web-based practice component Ticket to Read continues to generate incredible advocacy among administrators, teachers, students and parents. We are particularly encouraged by the fact that a quarter of the Ticket to Read usage takes place by students outside of regular school hours, nights and weekends. On any day in the summer, there are more than 1,000 children on the website with many days over 10,000 children this summer on the site. We are excited that to date the market has responded very favorably to our enhancements, including making intervention easier for the teacher to do. As response to intervention becomes more of a mandate by state and local education agencies, we are positioned for success with new Passport.

Positive two, our web based online products continue to grow by more than 30%, compared to the same period prior year. We have been very effective in driving traffic to our sites which in part has fueled the growth. Positive three, our Florida adoption efforts have resulted in better success than we anticipated. Unlike Oklahoma and Alabama, Florida had an adoption call for middle school intervention. We took major share away from our competitors in adolescent reading and secured new business in seven districts, including Tampa and Miami. This has so far resulted in a $5.5 million increase in Florida sales for the six months year-over-year, and we expect sizeable, additional orders in the second half of 2008. However, the most critical selling period for us is now coming through the end of October. Key success factors include continued acceptance in growth of Voyager Passport, acceptance in growth of the revised Vmath product, continued growth of online businesses and acquisition of new customers. In my judgment, we are selling into a market that has become progressively more difficult in the last six months. As anyone who reads the business press knows all too well, tax receipts in many states have been lower than expected from both sales and property taxes and many local education agencies are incurring higher energy costs than expected.

Securing new initiatives with existing customers and acquiring new customers as a result, has been more challenging as LEAs have reacted by retrenching and taking steps to reduce expenses. Secondly, the federal funding environment for education expenditures has become more difficult for us, as a result of the reduction in Reading First funding from $1 billion dollars in '07/'08, to $390 million for '08/'09. So far we have weathered those reductions reasonably well, but we won't know the full impact on 2008 until we get through the critical selling period through October. And unfortunately the outlook in Reading First funding going forward is not any better, as both the House and Senate appropriations committees are seriously considering a proposal that would zero fund Reading First for 2009/'10. We have been monitoring the situation closely and interjecting where we can, but we do not know when and to what level Reading First will be funded next year. What has surprised us is how fast some of our key customer advocates in Reading First positions throughout the country have changed jobs or are considering changing jobs in anticipation of the reductions in Reading First funding.

The loss of these key advocates and the prospects for Reading First, with Democrats controlling congress and a potential Democrat in the White House, paint a bleak picture going forward. As a result we've trained our sales producers on positioning different funding sources to increase the odds that we retain Reading First customers as well as positioning our solutions to achieve a reasonable share of education spending from other sources. While funding for reading intervention and scientifically researched products has been more difficult and unpredictable than it has in the past, on the positive side it should be noted that federal funding for education has increased every year since President Johnson's landmark legislation in 1965. We would anticipate increases to continue regardless of who is in the White House. To help mitigate some of the negative developments in Reading First funding, we have moved over the last couple of years to diversify our sources of funding, including IDEA, which is special education. We have been particularly effective when there is new money. The federally funded school improvements grant is growing from $130 million to $490 million in this fiscal year. The grants are intended to be used to help schools that have not made adequately yearly progress, and align exceedingly well with our solutions. In the meantime, we've also made significant changes to diversify our products over the last two years and this diversification is also helping to mitigate some of the funding reductions and cyclical difficulties we now see in the market.

We are much more diversified now in several key areas. One, our product portfolio is broader, and now encompasses both math and reading in grades K-9. Three years ago a vast majority of our sales were K-3 reading intervention product. Three, our product is increasingly delivered in a combination of print and online. Three years ago almost all our sales were print material. Three, we've continued to emphasize a differentiated model that combines print instruction, embedded student performance measurements, web-based student practice, and face-to-face and on implementation support for educators. Four, we are far more geographically diverse in our sales. Three years ago we had a disproportionate amount of sales in a few states such as Texas, New York and Pennsylvania. Today we have penetrated California, Florida, Nevada and Oklahoma, among others. Five, we are more diversified in the use of funding sources that our customers are using for your products. For example, the use of IDEA funds has grown significantly in the past three years and just recently were used for a new $1.2 million professional development sale with Oklahoma.

We've also aligned our 2008 product bets to reduce our reliance on Reading First funding, including expanding our web-based practice Ticket to Read to include phonics, more engaging student materials, and better learning tools, such as audio recording by students that can be reviewed or listened to by teachers or parents, 24/7. Next, redesigning our Vmath for grades six to eight, followed by grades three to five in first quarter '09 and the introduction of K2 in fall '09. Third, he can expanding the Learning A-Z content and website. Next, entering the high school market with Passport Reading Journeys with a highly engaging web-based capability. Fifth, expanding learning into the elementary grades. Next, developing shorter targeted Voyager U courses including multiple activities and videos to enhance active learning. And finally, investing in selected state adoptions. With that, let me turn the call back to Brad Almond who will elaborate on the operating business from the financial

Brad Almond - Voyager Expanded Learning - CFO

Thank you, Ron. As Ron mentioned in the first six months we have experienced a flat business year-on-year regarding the volume of shipments of printed materials and subscriptions to various online services which I will refer to collectively as shipments. While shipments were flat, the GAAP revenue recognized for the first six months of 2008 relative to 2007, is down by $7 million and earnings, as measured by earnings before interest and taxes or EBIT, is down $10 million when compared to prior year. The reductions in revenue and earnings on top of flat shipments and flat cash flow compared to the prior year, has been primarily a result of increases in deferred revenue. While the key operational message is that shipments have been flat year-over-year, I'll devote a significant portion of my comments on these GAAP items as the Company's GAAP revenue and earnings are not what one would expect from a business that is flat year-on-year in terms of shipments.

For the six months ended June 30th, the Voyager operating business had preliminary revenue of $49 million compared to $56 million for 2007 for the same period. At the same time, deferred revenue increased to $21 million at the end of Q2, 2008, compared to $13 million at the end of the second quarter 2007. We have spoken on past calls regarding changes in our products from largely print-based curriculum to an integrated offering of print, online and after-sales service. While we would expect lower revenue recognition in this model in the face of flat shipments, the magnitude of the revenue deferrals from the first half business 2008 has been greater than we anticipated. We will catch up on approximately half of the recognition of this deferred revenue in the second half of 2008. But the remainder will be recognized in 2009. However, this trend is likely to continue with the second half shipments as well, the degree to which is not yet known. I would like to point out that despite the difference in revenue recognition, cash receipts remain flat year-over-year as customer payments continue to occur up front, even as revenue is spread out in accordance with GAAP over the period that services like online content access and implementation support are delivered.

There are three key reasons deferred revenue increased more than anticipated in the first half. First, the decline in summer school shipments mentioned by Ron, was primarily replaced by shipments of Passport and Passport Reading Journeys. Our summer school product has a lower deferred rate and have a shorter usage period, whereas Passport and Journeys have technology and service components that require a greater percentage of revenue to be deferred and/or to have a longer usage period for which to spread the revenue. Two, as a percentage of sales we sold more of our stand-alone technology offerings, such as Explore Learning and Learning A-Z which are 100% amortized over the service period for revenue purposes. And, three, we had additional increases in budgeted deferred percentages for certain products as we increased the technology component at some of our offerings.

I realize this deferred concept can be confusing. So I'd like to provide an illustrative example which will highlight what is going on. Let's look at Passport, our largest product. In 2007 we recorded $0.14 for every -- we recorded $0.14 of deferred revenue for every dollar of sales of Passport to reflect the fact that Passport included or includes implementation support that we deliver over the course of a year. And the revenue associated with those services would be recorded over the period delivered in accordance with GAAP. In 2008 the comparative number is $0.40 of deferred revenue for every dollar of sales. In large part, because we introduced Ticket to Read into Passport and schools have access to the online technology component of Passport over the course of the school year. Even though we collect cash from the sale up front, and the incremental cost to us of providing access to Ticket to Read for a year is minimal, you can see how this has a dramatic P&L difference for the same transactions. Cash received is the same in both cases, but the revenue recognized up front is lower than 30% in 2008 versus 2007 for the Passport product.

Earnings before interest and taxes or EBIT is negative $3 million for the first six months of 2008. And earnings before interest, taxes, depreciation and amortization, known as EBITDA, is $7 million positive for the same period. Both of these results are $100 million -- or are 10 million less than the prior year for each. The revenue decline associated with deferring $7 million in revenue for the first half 2008, falls completely to the bottom line because revenue withheld for technology elements has virtually has no cost of goods sold. So $10 million of the first half shipments were recorded as deferred revenue and essentially all of that reduced earnings by an equal amount because there were no significant variable costs that were put on the balance sheet. With $7 million of the earnings decline accounted for by deferred revenue increase, the other $10 million decline in earnings is from a net increase in some specific expenses. We increased spending by $4 million primarily in sales force related investments and reduced spending by $1 million in G&A reductions and also with increases -- increased efficiency in our implementation team for a net increase in overall spending of $3 million. The areas that we increased were $1 million for adoption-related sales expenses, for example, sample items. $0.5 million for other adoption-related transaction costs, for example, the book depository costs. $1 million increase in sales and marketing in our two high growth online supplemental businesses Explore Learning and Learning A-Z. $1 million in increased Voyager field sales and marketing, as we extend our sales reach and seek to improve our market presence and, lastly, $0.5 million increase in costs related to the transition to the new version of Passport from the old version.

The increases are in line with our plan of adding to the sales and marketing areas while reducing costs elsewhere. Will the investments pay off? Well, certainly the adoption investment has paid off this year and the one-time costs for these adoptions will not recur in future years even as the renewal sales for these adoptions should be recurring for years to come. The sales of our online subscription based supplemental products have increased by 30% this year relative to last year and the growth in these products is highly attributed to increasing the sales and marketing resources. The $1 million increase in Voyager Expanded Learning field sales is the direct result of a decision we made to increase the depth and breadth of the field management team as well as a much improved web presence. We believe these investments made in sales resources allowed us to mitigate the effect of the negative funding environment in the first half of the year. However, as a whole, these additional expenditures only serve to keep shipments flat and did not generate growth sufficient to offset these additional expenditures as originally anticipated. With that said, we feel strongly that the difficult market conditions necessitated the additional sales resources, and the Company will look to offset increases in sales costs, to the extent we can, with greater efficiencies elsewhere.

So what does all this mean for the outlook for the year? We have significant reliance in the coming months on deals supported by Reading First funding or local funding which is relying on local tax receipts. Ultimately the sales between now and the end of October will reveal the impact of these recent market changes. However, it is unlikely that we will not be adversely affected by them relative to our original guidance. On April conference call we projected full year revenue to be in the range of $111 million to $119 million. EBIT between $6 million and $10 million and EBITDA between $28 million and $32 million. In addition, we had planned on cash flow from operations of $25 million to $30 million. Supporting these ranges was expected growth in shipments between 3 and 9%, based on market conditions at the time. In the first half we were able to soften the blow of the funding disruption with the success of the Florida adoption, new Passport strength and growth in Explore Learning and Learning A-Z. As I mentioned, this came at a cost in terms of greater sales expense. As we look to the rest of the year, the possibility that the market disruptions will grow is more likely and our ability to mitigate them will become more challenging.

Combining these market conditions with the change in product mix that is driving increases in deferred revenue, give us some concern regarding our ability to achieve full-year guidance. Therefore, we feel it is prudent to lower our revenue guidance to $100 million. This takes into account that we anticipate for deferred revenue for the remainder of the year and provide some room as what we see as a difficult funding environment. This would compare with full-year revenues of $110 million for 2007, with the year-on-year difference primarily attributed to higher deferred revenue. Correspondingly we are also lowering the EBITDA guidance to $17 million to $19 million. This compares to EBITDA in 2007 of $28 million to $29 million. We expect operating cash flows to be in the range of $23 million to $27 million. Cash flow would compare favorably with 2007 where we generated $20 million operating cash because of a rise in working capital assets, mainly inventory at the end of 2007 and reflecting the fact that deferred revenue in 2008 is not reducing cash flow. I reiterate that all these results are for the operating business and exclude corporate costs.

Let me turn now to cash. We have on hand today cash and cash equivalents equal to approximately $19 million. At the end of this year, it is our expectation we will finish 2008 with cash and cash equivalents between $70 million and $80 million. And I'll walk that forward with you with estimates for the parts. In addition to the $19 million of cash on hand, we are currently projecting operating cash flows of approximately $23 million to $27 million for the remainder of this year. We still expect a 2006 tax refund of $45 million to $50 million. Deducting from the ending cash balance will be the $5 million settlement of the class action suit, approximately $4 million to $5 million to wrap up the financials and complete the transition of corporate -- remaining corporate items to Dallas, approximately $1 million for the legacy post-retirement benefit plan disbursements remaining to be paid in 2008. And lastly, we have $3 million for retention and service payments associated with the shutdown of the corporate headquarters. As of July 2008, we have approximately $27 million to $28 million legacy, post-retirement liabilities remaining. These will pay out over time with estimated annual disbursements over the next few years of approximately $3 million annually based on recent history. The $4 million to $5 million of corporate expenses for the rest of 2008 is part of an expected total 2008 costs of $16 million to $18 million in corporate expenses this year, excluding lease termination costs. Effective by year-end, we anticipate Voyager will assume approximately $3 million to $4 million per year of corporate expenses that were previously incurred by corporate for such things as board expense, SEC filings, listing fees, audit fees, Sarbanes-Oxley compliance costs, D&O and other corporate insurance, as well as tax and legal services. And with that, we plan to update you for our next earnings call to be in early November. And with that I'm going to turn the call over to the operator for any questions that you

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) We will pause for just a moment to compile the Q&A roster. Please hold for your first question.

Brad Almond - Voyager Expanded Learning - CFO

Operator, do you have any questions in the queue?

Operator

Your first question comes from [Chris Parisi] from Foxhill Capital.

Neil Weiner - Foxhill Capital - Analyst

This is Neil Weiner from Fox Hill. Can you just also update us on kind of the timeline of the strategic alternatives, when you will have an answer and kind of give us a timeline on that and were the impediments still that are in front of you from being able to either announce something or consider something?

Brad Almond - Voyager Expanded Learning - CFO

Neil, as you know, as we released in the 8-K back in January, the Board has instructed us to look for strategic alternative, which may include the sale of the Company. However, we are not commenting on that process as it goes along and nor can we provide a timeline for when it may or may not resolve itself.

Neil Weiner - Foxhill Capital - Analyst

Okay. Do you think you're just going to announce something either way at some point in time? Is that what your plan is?

Brad Almond - Voyager Expanded Learning - CFO

That would be appropriate, yes. At some point in time, we would either announce a resolution or an outcome from that project.

Neil Weiner - Foxhill Capital - Analyst

Can you kind of bound the time frame? Do you think it will be before the end of the year, between two and five months? Can you kind of --

Brad Almond - Voyager Expanded Learning - CFO

Honestly, Neil, we just can't. As you can certainly appreciate, sometimes these processes can be long and sometimes they can be quite short. So I hate to be evasive on your question, but it is just one of those topics that we're -- we can't put a collar around the time for you.

Neil Weiner - Foxhill Capital - Analyst

Okay. Appreciate it.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of [Doug Bafelio] from Invesco.

Doug Bafelio - Invesco - Analyst

Hoping you'd help me work through what the implied free cash flow figure for the firm will be. So let me just -- let me walk through my math and you can tell me where I'm off. I have $19 million in your current cash, $45 million from the tax refund, $25 million in operating cash flow gives you about $89 million, less the uses of cash, $5 million from the settlement, $4 million from the wrap-up of the legacy corporate and $3 million from the shutdown of the headquarters. So if you expect to have $70 million at year end, by my math you're generating about $20 million in free cash flow. Is that wrong?

Brad Almond - Voyager Expanded Learning - CFO

You're essentially right. The math you've done is you've added up all the pieces and our range would be -- I think if you actually add the highs and lows to all those ranges that I gave, you would probably see something more in the $73 million to $83 million. But however, let's account for any unknowns out there, and therefore I gave a range of $70 million to $80 million.

Doug Bafelio - Invesco - Analyst

Right. Okay. Let me ask a follow-up, then. My enterprise value for your firm is roughly $100 million and you're generating $20 million in free cash flow, that five times free cash flow. And then I guess if you layer in SG&A costs and corporate overhead, I have a hard time believing there is not some strategic buyer out there that hasn't thought this would be very easy to roll up into their existing franchise and sales force at -- and kind of wipe out a good chunk of SG&A and corporate overhead at an extremely inexpensive valuation. What is wrong with my analysis?

Brad Almond - Voyager Expanded Learning - CFO

Obviously, anyone is allowed to do the same math you've done and determine what the value of the Company may be. We obviously can't comment on that at all.

Doug Bafelio - Invesco - Analyst

Maybe you can speak to the comment about SG&A and corporate overhead. I can get a sense for how a strategic buyer might value that. How much SG&A is there that's related to sales force and corporate overhead that a corporate buyer would immediately find redundant? Can you help me just put a dollar figure around that number?

Brad Almond - Voyager Expanded Learning - CFO

-- the corporate number that I gave. And honestly when I listed those things out for you, those are all costs you could -- you could assume are not replicated under a strategic type acquisition, the D&O costs, Sarbanes-Oxley, et cetera. The rest is obviously a lot trickier for you. The extent to which sales costs can or can't be reduced is not known, but I will give you -- I will give you a G&A number, and our G&A number has been running roughly 10% of the revenue number.

Doug Bafelio - Invesco - Analyst

Perfect. Thank you.

Brad Almond - Voyager Expanded Learning - CFO

All right.

Operator

You have a follow-up question from Chris Parisi.

Brad Almond - Voyager Expanded Learning - CFO

Hey, Chris. Or Neil. I guess you're Neil.

Neil Weiner - Foxhill Capital - Analyst

Yes, I'm Neil today. Can you kind of, on the new guidance you gave us, what would -- what are the parameters or the factors that you see out there between now and October that would make you more positive, hitting to the higher numbers or you just don't think you can hit those higher numbers anymore, and these numbers that you're kind of guiding us to are the numbers that are definitely hittable. Just what are the factors could make the numbers better?

Ron Klausner - Voyager Expanded Learning - President

All right. One factor would be school improvement grant funding. School improvement grants, as I said, are geared toward schools that do not make adequate yearly progress. That's what we do. That funding went from $30 million in '06/'07, to $130 million in '07/'08, but most of the money was not released. It is now going to $490 million in '08 and '09. What is happening now is the number from '07 and '08 is being released and in some states, and in this state specific, even though it's a federal funded program, is being released as we speak. We like our chances in that regard and so the question is, how will the money be spent, what are the processes for spending, and if programs and professional development are used for that funding, we do very well when there is new money, as indicated by the Florida adoption or I can give you numbers of example -- numbers of examples when new money occurs. So that is something that is very important to us, as far as new customer acquisition.

Reading First, I mentioned , the big unknown for Reading First, is not so much the funding in '08/'09. We know that funding, but what is happening is that there is a significant turnover in people that we've seen already and we don't know if that is going to slow down, stabilize or accelerate. But when you lose your advocates, it is not to suggest that you don't have other relationships. But you lose your champions. And when you lose your champions, there is a uncertainty and ambiguity of what might potentially occur. So those are two major factors in moving -- in moving forward. And then I cited some examples relative to product of Passport, which we've been absolutely ecstatic over the way it has been received in the market. We need a continuously strong acceptance in the market in that regard. And Vmath, which has taken us a little bit by surprise, again, mostly because of funding. We need to see that turn around over these next few months. And we do have a brand new capability that we think overcome some of the barriers that we've had with math

Neil Weiner - Foxhill Capital - Analyst

So is there a possibility that you could reach those numbers, or you just -- there's absolutely no possibility at all?

Ron Klausner - Voyager Expanded Learning - President

No, I wouldn't say there is no possibility. There is clearly possibility. There's just lots of volatility. When you have lots of volatility, that creates a obviously a degree of uncertainty. But there is absolute possibility.

Neil Weiner - Foxhill Capital - Analyst

Okay. So what I'm understanding is a possibility, but that's less than 50%. Therefore, you're kind of lowering your guidance for this year.

Ron Klausner - Voyager Expanded Learning - President

We're lowering the guidance for two reasons. Number one, I guess I can't say we put a probability on this. We do have a pretty deep, robust pipeline that we evaluate. But we haven't gone as far as putting a pipeline -- probability on it. But the other factor is deferred revenue that Brad talked about. We are seeing a significant mix change in our product or at least faster than we expected. The technology capabilities have been extremely, extremely well received, and in many ways we're creating advocacy at levels we never created before, but that revenue as Brad talked about in great detail, is being recognized in the subsequent year or some of it, anyway.

Neil Weiner - Foxhill Capital - Analyst

Would we see some of that revenue come in next year?

Brad Almond - Voyager Expanded Learning - CFO

That is correct. The one thing I mentioned was most of our revenue's deferred over a school year, so sales that we've been making are going to be deferred between now and May of next year. So you can roughly see slightly more than half of it fall into next year in that case.

Ron Klausner - Voyager Expanded Learning - President

That is why the cash receipts are flat to date. I mean, customers who give us POs, pay us cash almost immediately.

Neil Weiner - Foxhill Capital - Analyst

Right. Right. So this is just more of a push-out of revenue because the deferred is -- the mix of deferred is so high, it's more of a push-out of revenue than kind of falling revenue.

Ron Klausner - Voyager Expanded Learning - President

Well, sales are flat, so we don't want to say that they're growing. Through the six months, sales are absolutely flat. And the reason that the revenue is not flat is for the reasons that Brad expressed as far as in your words the push-out of revenue. Go ahead.

Neil Weiner - Foxhill Capital - Analyst

I understand. But if revenue -- if you were to get some benefit from these new products now and they're still deferred -- you are getting POs that are deferred revenue orders, that should -- you should recognize those next year. Correct?

Ron Klausner - Voyager Expanded Learning - President

Both years.

Brad Almond - Voyager Expanded Learning - CFO

We would recognize some this year and some next year. My Passport example should work well for you. It is also our most -- currently our most extreme product in terms of how much we defer. If we sell $100 transaction in Passport, $60 recognizes immediately right now, $40 is put on the balance sheet in deferred revenue. And then we amortize that $40 over the usage of the product, which would be in Passport's case right now between August and May. So you see some of that now and you see some of it later.

Neil Weiner - Foxhill Capital - Analyst

Okay. How do you defer when you sell a web-based product?

Brad Almond - Voyager Expanded Learning - CFO

In that case, for example, it's for learning, Learning A-Z is all online access, it's 100% deferred and all of those are typically one-year subscriptions.

Neil Weiner - Foxhill Capital - Analyst

Is that cash also paid up front, too, for that, or is that paid over time?

Brad Almond - Voyager Expanded Learning - CFO

It is up front, as well.

Neil Weiner - Foxhill Capital - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of [Jonathan Mulg] from Bright Point Capital.

Jonathan Mulg - Bright Point Capital - Analyst

Hi, my question, if I understand the math reasonably correctly, you are going to have about $70 million to $80 million of cash at year end. What would -- are you prohibited or as part of the strategic alternatives are you reviewing -- I mean, is there a preferred large dividend or something along those lines, if a strategic acquire isn't found? Or are you guys precluded from using that cash given the lawsuit and retirement liability?

Brad Almond - Voyager Expanded Learning - CFO

Obviously, as the lawsuit winds down there would not be any restriction via the lawsuit, but we have made no decisions regarding what the most attractive use of that cash balance would be after the end of this year.

Jonathan Mulg - Bright Point Capital - Analyst

But my question remains, of the $70 million how much would you be able to pay out, hypothetically speaking if a dividend were on the table?

Brad Almond - Voyager Expanded Learning - CFO

There is nothing I'm aware of that precludes us from paying out cash legally speaking. The caveat to that would be the post-retirement plans . I'm not sure if there is a restriction on that. But the net part of the value of that is currently $27 million to $30 million, as I mentioned. So you think that if there is a restriction there that I'm not aware of , that would be the -- that would be an approximate maximum of that restriction. And it is actually $27 million to $28 million is the balance on the post-retirement legacy

Jonathan Mulg - Bright Point Capital - Analyst

Okay. Great. I appreciate that.

Operator

There are no further questions at this time. Do you have any closing remarks?

Brad Almond - Voyager Expanded Learning - CFO

I actually -- better than a closing remark, I actually have a correction to make. As I was reading my script, there's a section where I mentioned that there is a $10 million decline in earnings year-on-year in EBITDA, and I want to correct a point that $7 million of that earnings decline is accounted for by the deferred revenue increase and the other $3 million of that decline in earnings is from a net increase in some specific expenses. I previously said that it was $10 million in increased spending, and it was $3 million. So obviously, $7 million from deferred revenue, $3 million from the increase in net spending gives us our year-on-year $10 million decline in EBITDA. With that, I do want to say thank you for attending the call and again we will hold a Q3 call in the early part of November. Thank you very much.

Operator

This concludes today's conference call. You may now disconnect.